Exhibit 99.1

 For Immediate Release

Ruth’s Hospitality Group, Inc. Announces Agreement to Sell Mitchell’s Restaurants to Landry’s, Inc.

Company Also Announces New $50 Million Share Repurchase Program

Management Reiterates 2014 Guidance Metrics

WINTER PARK, Fla. — (BUSINESS WIRE) — November 17, 2014-- Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today announced that it has entered into a definitive agreement to sell substantially all of the assets related to its Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse businesses to Landry’s, Inc.

Under the terms of the agreement, the Company will receive $10 million for its 21 Mitchell’s Fish Market and Mitchell’s/Cameron’s Steakhouse restaurants. The transaction is expected to close within 75 days, subject to the satisfaction of customary closing conditions. North Point Advisors served as exclusive financial advisor to Ruth’s Hospitality Group.

Excluding customary transaction-related costs, this transaction is not expected to have a material impact on the Company’s current fiscal 2014 guidance. This guidance assumes the results of operations from the Mitchell’s Restaurants’ will be reclassified to discontinued operations during the fourth quarter of fiscal 2014. The Company intends to file revised financial statements with the Securities and Exchange Commission for the stand-alone Ruth’s Chris Steak House business within four days of the closing of the transaction. Consequently, previously issued financial statements will be revised to reclassify the Mitchell’s Restaurants’ operating results, including impairment loss, as discontinued operations.

In conjunction with the sale, Ruth’s Hospitality Group also announced that its Board of Directors has approved a new share repurchase program under which it authorized the Company to repurchase up to $50 million of its common shares outstanding. The new authorization replaces the Company’s previous share repurchase program announced in May 2013, which has been terminated. Share repurchases may be made from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans), depending on share price, market conditions and other factors. The Company intends to continue to conduct any open market share repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of its common shares.

“While the Mitchell’s restaurants continue to be profitable and generate positive cash flows, the sale of these restaurants will enable us to direct all of our resources towards the continued growth and expansion of our flagship Ruth’s Chris Steak House brand,” said Michael P. O’Donnell, Chairman, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc.  “We are confident that Mitchell’s will complement Landry’s existing seafood restaurant portfolio and are very proud of the effort put forth by all our hardworking “aFISHionado” teammates.”

“We remain pleased with our recent success in developing new restaurants, buying back shares, increasing our dividend and focusing on shareholder returns,” O’Donnell added.  “We have opened three Company-owned restaurants in 2014, and two more are under construction and expected to open in the first half of 2015. Additionally, we expect that our franchise partners will have opened three new restaurants in 2014 and two more in the first half of 2015. Once these remaining restaurants are opened, ten new locations will have been opened in the preceding 18-month period.”

ABOUT RUTH’S HOSPITALITY GROUP, INC.

Ruth's Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth's Chris Steak House, Mitchell's Fish Market, Mitchell's Steakhouse and Cameron's Steakhouse concepts. Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, was founded in 1965 and currently has more than 150 Company-owned and franchisee-owned restaurants worldwide.

ABOUT LANDRY’S, INC.

Landry’s, Inc. and its affiliates are wholly owned by Fertitta Entertainment, Inc. which is a multinational, diversified restaurant, hospitality, gaming and entertainment company based in Houston, Texas. Landry’s operates more than 500 high-end and casual dining establishments around the world, including well-known concepts such as Landry’s Seafood, Bubba Gump Shrimp Co., Rainforest Cafe, Morton’s The Steakhouse, The Oceanaire, McCormick & Schmick’s Seafood, Chart House, Saltgrass Steak House, Claim Jumper and Mastro’s Restaurants. Fertitta Entertainment’s gaming division includes the renowned Golden Nugget Hotel and Casino concept, with locations in Las Vegas and Laughlin, Nev.; Atlantic City, N.J.; and Biloxi, Miss..

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the possibility that the closing of the sale of the restaurants may be delayed or may not occur; the Company’s ability to timely obtain third party consents and its indemnification obligations in connection with the sale of the restaurants; changes in, or the discontinuation of, the Company’s share repurchase program; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; and the restrictions imposed by the Company’s Amended and Restated Credit Agreement. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which is available on the Securities and Exchange Commission’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Contacts:

Media

Alecia Pulman

(646) 277-1220

apulman@icrinc.com

Investor Relations

Fitzhugh Taylor

(203) 682-8261

ftaylor@icrinc.com

# # #